EXHIBIT 99.2

EURAMAX HOLDINGS, INC. ANNOUNCES
PROPOSED PRIVATE PLACEMENT OF SENIOR SECURED NOTES
BY ITS SUBSIDIARY EURAMAX INTERNATIONAL, INC.
Norcross, GA, July 23, 2015 - Euramax Holdings, Inc. (“Holdings”) announced today that its wholly-owned subsidiary Euramax International, Inc. (the “Company”) has commenced an offering of $385,000,000 aggregate principal amount of senior secured notes (the “Notes”) in a private placement that is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The Notes will be guaranteed by Holdings and, subject to certain exceptions, by the Company’s existing and any future U.S. subsidiaries. The Notes will be secured, subject to certain exceptions and permitted liens, on a first priority basis by the assets (other than inventory and accounts receivables and related assets, which assets secure the Company’s senior asset-based credit facility on a first priority basis) of Holdings and each of the Company’s U.S. subsidiaries and on a second priority basis by the assets that secures the Company’s asset-based credit facility on a first priority basis.
The Company intends to use the net proceeds from the offering of Notes to (i) redeem and repay in full its outstanding 9.50% senior secured notes due 2016 (the “2016 Notes”), and (ii) pay fees and expenses related to the offering and related transactions. Any remaining proceeds will be available for general corporate purposes. Completion of the offering of Notes is conditioned upon customary closing conditions. In addition, the completion of the offering of Notes is conditioned upon the Company entering into an amendment to its existing senior unsecured loan facility in the aggregate principal amount of $125.0 million (the “Senior Unsecured Loan Facility”).
On July 23, 2015, the Company and the lenders (the “Lenders”) under the Senior Unsecured Loan Facility entered into an agreement (the “Support Agreement”) in which the Lenders have agreed to support an amendment to the Senior Unsecured Loan Facility with terms including an extension of the maturity of the Senior Unsecured Loan Facility to 5.5 years after the closing date of the amendment, certain increases in the interest rate payable on amounts outstanding thereunder, and that not more than 2% interest may be paid in cash and the remainder shall be paid-in-kind until the Company meets certain financial tests. The obligations of the Lenders under the Support Agreement are subject to the satisfaction of certain conditions, including the completion of the offering of Notes.
The Notes are being offered and will be sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The Notes and related guarantees have not been and will not be registered under the Securities Act or any other securities law and, therefore, may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
About Euramax International, Inc.
Formed in 1996, Euramax International, Inc. is a leading producer of metal and vinyl products sold to the residential repair and remodel, commercial construction and recreational vehicle (RV) markets primarily in North America and Europe. Products are represented in the market by multiple brands such as Amerimax Exterior Home Products, Fabral and Euramax Coated Products, distributed via Fortune 100 businesses, and respected and specified by leading firms worldwide. Notable projects include Lady Bird Johnson Middle School in Irving, Texas, the largest net zero school in the United States, and Ferrari World in Yas Island Abu Dhabi, UAE. To learn more, visit Euramax.com
Contact Information
Euramax Holdings, Inc.
Mary S. Cullin, (770) 449-7066
Senior Vice President, Chief Financial Officer and Treasurer
Email: mcullin@euramax.com

Forward Looking Statements
Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of federal and state securities laws. When used in this release, the words “expect,” “intend,” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding our current expectations and beliefs as to our ability to consummate the offering of Notes and the amendment of our Senior Unsecured Loan Facility, and other future events. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.